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                                                                    EXHIBIT 99.2

ADAMS RESPIRATORY THERAPEUTICS ANNOUNCES UNDERWRITERS' EXERCISE IN FULL OF OVER-ALLOTMENT OPTION

         CHESTER, NJ - (JULY 22, 2005) - Adams Respiratory Therapeutics, Inc. (Nasdaq: ARXT) today announced that the underwriters of its recent initial public offering of common stock have exercised in full their over-allotment option to purchase an additional 1,192,500 shares from Adams at the initial public offering price of $17.00 per share. The exercise of the over-allotment option increases the size of the initial public offering to 9,142,500 shares of common stock, of which 6,889,500 are newly issued shares sold by Adams and 2,253,000 are existing shares sold by the selling shareholders.

         After giving effect to the sale of these additional shares, the proceeds to Adams from the offering are expected to be approximately $106.6 million after deducting the underwriting discounts and commissions and the estimated offering expenses. Adams plans to use the net proceeds of this offering to continue to build the Mucinex(R) brand, fund product development and for potential acquisitions and product in-licensing.

         Merrill Lynch & Co. and Morgan Stanley are the joint book-running managers of the offering. Deutsche Bank Securities and RBC Capital Markets are acting as co-managers.

         Copies of the prospectus may be obtained from the offices of Merrill Lynch & Co., 4 World Financial Center, 250 Vesey Street, New York, NY 10080 or Morgan Stanley at 1585 Broadway, New York, NY 10036-8200.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement.

ABOUT ADAMS RESPIRATORY THERAPEUTICS, INC.

         Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

Media Inquiries:  Julie Rosenberg
Ruder Finn
rosenbergj@ruderfinn.com
(212) 715-1581

Investor Relations: Ann Sommerlath
RF Binder
(212) 994-7600
Ann.Sommerlath@RFBinder.com